Filed Pursuant to Rule 424(b)(3)
Under The Securities Act of 1933
Registration No: 333-146023

PROSPECTUS SUPPLEMENT NO. 1
to Prospectus declared
effective on December 28, 2007
(Registration No. 333-146023)

CHINA EDUCATION ALLIANCE, INC.

        This Prospectus Supplement No. 1 supplements our Prospectus dated December 28, 2007. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 1 together with the Prospectus.

This Prospectus Supplement includes the attached Current Report on Form 8-K of China Education Alliance, Inc. dated February 15, 2008, as filed by us with the Securities and Exchange Commission.

        Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "CEUA."

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is February 15, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 12, 2008

Date of Report (Date of earliest event reported)

CHINA EDUCATION ALLIANCE, INC.

(Exact name of registrant as specified in charter)

North Carolina	00-52092	56-2012361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

58 Heng Shan Road, Kun Lun Shopping Mall
Harbin, People’s Republic of China 150090

(Address of principal executive offices)

+86-451-8233-5794

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7 - REGULATION FD DISCLOSURE

Item 7.01. Regulation FD Disclosure

On February 12, 2008, China Education Alliance, Inc. (the “Company”) issued a press release issuing financial guidance for 2008. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Current Report on Form 8-K and the exhibits attached hereto shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information or such exhibits be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in or exhibits to this Form 8-K shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Financial Statement and Exhibits

(d)	Exhibits

99.1	Press Release of the Company, dated February 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA EDUCATION ALLIANCE, INC.

Date: February 15, 2008	By:	/s/ Xiqun Yu
Xiqun Yu, Chief Executive Officer and President

EXHIBIT INDEX

99.1	Press Release of the Company, dated February 12, 2008

Exhibit 99.1

China Education Alliance, Inc. Issues Financial Guidance for 2008

Tuesday February 12, 7:00 am ET

HARBIN, Heilongjiang, China, Feb. 12 /Xinhua-PRNewswire-FirstCall/ -- China Education Alliance, Inc. (OTC Bulletin Board: CEUA - News; "China Education Alliance" or "the Company"), a leading distributor of educational resources, offering high-quality programs and training both through online networks and an on-site training center in China, today announced financial guidance for 2008.

China Education Alliance has targeted net income for 2008 to be in the range of $8.5 to $11.0 million and earnings per share of $0.32 to $0.41. These estimates exclude the impact of any potential future acquisitions the Company may make. Additionally, the estimates are calculated using fully diluted shares of 27.0 million, which assumes conversion of all outstanding preferred and warrants. The Company's guidance reflects its expectations for continued geographic expansion into other provinces of its online materials and education business as well as contributions from recent strategic collaborations and initiatives in its vocational education segment.

"We remain optimistic about our long-term outlook and that China Education Alliance will be able to continue to execute on our plans to replicate our successful business model into other provinces beyond Heilongjiang where we dominate," said Mr. Xiqun Yu, Chairman and CEO of China Education Alliance. "Additionally, we expect our recently announced collaboration agreements in our vocational education segment could add incrementally to our earnings in 2008 and beyond" added Mr. Yu.

About China Education Alliance, Inc.

The Company is an educational resource company offering high-quality educational programs and training through both online networks and an on-site training center. The Company's products include online test preparation materials, researchers' materials, study guides, and audio recordings, vocational training services and vocational certifications. The Company conducts educational services through three main channels: a large educational online portal, educational software and media, and education and vocational training centers. The Company is currently selling educational products and services to families, provincial education officials, administrators, schools and teachers in China.

Safe Harbor Statement

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the Company for growth, the Company's planned expansion in 2008 and predictions and guidance relating to the Company's future financial performance. We have based these forward- looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs and are not a guarantee of future performance but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the education industry, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's new facilities, risk associated with large scale implementation of the Company's business plan, the ability to attract new customers, ability to increase its product's applications, cost of raw materials, downturns in the Chinese economy, the adoption by consumers of its new game business, the unproven advertising model that is dependent on attracting a large game user base, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release, readers are cautioned not to place undue reliance on any of them and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

For more information, please contact:

Company Contact:
Mr. Xiqun Yu
Chairman and CEO
China Education Alliance, Inc.
Tel: +86-451-8233-5794
Email: yxq@edu-chn.com

Investor Relations Contact:
Mr. Crocker Coulson
President
CCG Elite Investor Relations
Tel: +1-646-213-1915 (NY Office)
Email: crocker.coulson@ccgir.com